Exhibit 99.1

Talon International, Inc. Reports

First Quarter Financial Results for 2013

LOS ANGELES, Calif. — May 14, 2013 — Talon International, Inc. (OTCQB:TALN), a leading global supplier of zippers, fasteners, trim and stretch technology products for the apparel industry, reported financial results for the first quarter ended March 31, 2013.

First Quarter 2013 Highlights

●	Sales increase 15.9% over the same period in 2012.
●	Income from operations increases $683,000 over the same period in 2012.

Financial Results

Sales for the first quarter ended March 31, 2013 were $10.1 million, reflecting a 15.9% increase above the same period in 2012. Sales for the quarter included $5.8 million in zipper sales, up 30.2% and $4.3 million in Trim sales, slightly greater than the same period within 2012. The sales gains evidence growth within specialty apparel customers and increased demand from private label brands within our mass merchandise and licensing customers. “During the quarter our sales efforts continued to record positive gains within our specialty apparel customers as well as our mass merchandise customers. Our commitment to exceed our customers’ expectations for quality, service, and product value, are evident in these positive results” noted Mr. Schnell.

Gross profit for the quarter ended March 31, 2013 was $3.2 million or 31.3% of sales, as compared to $2.8 million for the same quarter in 2012. The gross profit increase for the quarter ended March 31, 2013 as compared to the same period in 2012 was principally attributable to higher sales volume.

Operating expenses for the first quarter of 2013 were $3.0 million, reflecting a decline of approximately $0.3 million from the operating expenses in the first quarter of 2012. Sales and marketing expenses for the quarter ended March 31, 2013 were $1.3 million and general and administrative expenses for the period totaled $1.7 million. Sales and marketing expenses for the quarter ended March 31, 2013 increased $0.2 million over the same period in 2012 due to our higher sales volume, while general and administrative expenses declined $0.4 million from the same period in 2012. The lower general and administrative expenses were principally the result of a settlement associated with a legal dispute regarding our intellectual property rights.

 The benefit from income taxes for the three months ended March 31, 2013 was $0.1 million as compared to $0.3 million for the same period in 2012. The benefit from income taxes for the three months ended March 31, 2013 and 2012 included the elimination of a tax liability of $0.1 million and $0.2 million respectively, recorded in 2007, for a tax position that was subject to reversal upon a regulatory review. The time limit for regulatory assessment of the tax position expired and the liability was removed.

The net income for the quarter ended March 31, 2013 was $280,000 or $0.01 per share as compared to a net loss of $206,000 or ($0.01) per share for the same quarter in 2012.

Conference Call

Talon International will hold a conference call on Tuesday, May 14, 2013, to discuss its first quarter financial results for 2013. Talon’s CEO Lonnie D. Schnell will host the call starting at 4:30 P.M. Eastern Time. A question and answer session will follow the presentation.

To participate, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Tuesday, May 14, 2013

Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

Domestic callers: 1-877-317-6789

International callers: 1-412-317-6789

Conference ID#: TALON

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until June 14, 2013. The toll-free replay call-in number is 1-877-870-5176 for domestic callers and 1-858-384-5517 for international. Pin number 10028919.

About Talon International, Inc.

Talon International, Inc. is a major supplier of custom zippers, complete trim solutions and stretch technology products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers worldwide. Talon develops, manufactures and distributes custom zippers exclusively under its Talon® brand (“The World’s Original Zipper Since 1893”); designs, develops, manufactures, and distributes complete apparel trim solutions and products; and provides stretch technology for specialty waistbands all under its trademark and world renowned brands, Talon®, and TekFit® to major apparel brands and retailers. Leading retailers worldwide recognize and use Talon products including Abercrombie and Fitch, Polo Ralph Lauren, Kohl’s, J.C. Penney, FatFace, Victoria’s Secret, Wal-Mart, Tom Tailor, Phillips-Van Heusen, Juicy Couture, and many others. The company is headquartered in the greater Los Angeles area, and has offices and facilities throughout the United States, United Kingdom, Hong Kong, China, Taiwan, India, Indonesia and Bangladesh.

Company Contact

Talon International, Inc.

Rayna Hernandez

Tel (818) 444-4128

raynah@talonzippers.com

TALON INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Net sales	$10,139,750	$8,745,950
Cost of goods sold	6,963,672	5,975,194
Gross profit	3,176,078	2,770,756

Sales and marketing expenses	1,263,992	1,096,923
General and administrative expenses	1,703,209	2,147,659
Total operating expenses	2,967,201	3,244,582

Income (loss) from operations	208,877	(473,826)

Interest expense, net	772	22,037
Income (loss) before provision for income taxes	208,105	(495,863)
Benefit from income taxes, net	(72,248)	(290,233)
Net income (loss)	$280,353	$(205,630)

Series B Preferred Stock Liquidation Preference Increase	(899,221)	(775,190)
Loss applicable to Common Shareholders	$(618,868)	$(980,820)

Per share amounts:
Net income (loss) per share	$0.01	$(0.01)
Available to Preferred Shareholders	(0.04)	(0.04)
Basic and diluted net loss per share applicable to Common Shareholders	$(0.03)	$(0.05)

Weighted average number of common shares outstanding – Basic and diluted	24,412,044	21,604,105

Net income (loss)	$280,353	$(205,630)
Other comprehensive loss -
Foreign currency translation	(1,291)	(15,634)
Total comprehensive income (loss)	$279,062	$(221,264)

 TALON INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,566,124	$8,927,333
Accounts receivable, net	4,063,935	3,635,136
Inventories, net	1,034,339	730,503
Prepaid expenses and other current assets	662,922	456,460
Total current assets	13,327,320	13,749,432

Property and equipment, net	709,944	763,770
Intangible assets, net	4,276,923	4,279,943
Other assets	216,273	182,671
Total assets	$18,530,460	$18,975,816

Liabilities, Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$7,748,737	$7,866,662
Accrued expenses	1,394,276	2,023,535
Current portion of capital lease obligations	2,446	3,247
Total current liabilities	9,145,459	9,893,444

Deferred income taxes	981,649	945,543
Other liabilities	48,312	186,051
Total liabilities	10,175,420	11,025,038

Series B Convertible Preferred Stock, $0.001 par value; 407,160 shares authorized, issued and outstanding	24,878,437	23,979,216

Stockholders’ Equity (Deficit):
Series A Preferred Stock, $0.001 par value; 250,000 shares authorized; no shares issued or outstanding	-	-
Common Stock, $0.01 par value, 100,000,000 shares authorized; 24,900,808 and 23,400,808 shares issued and outstanding at March 31, 2013 and March 31, 2012, respectively	24,901	23,401
Additional paid-in capital	58,582,431	58,458,731
Accumulated deficit	(75,196,920)	(74,578,052)
Accumulated other comprehensive income	66,191	67,482
Total stockholders’ equity (deficit)	(16,523,397)	(16,028,438)
Total liabilities, preferred stock and stockholders’ equity (deficit)	$18,530,460	$18,975,816